Exhibit 99.1

JAKKS Pacific Reports Third Quarter 2016 Financial Results

Revises 2016 Outlook, Continues to Expect Growth in Full Year Sales and Adjusted EBITDA

SANTA MONICA, Calif.--(BUSINESS WIRE)--October 20, 2016--JAKKS Pacific, Inc. (NASDAQ: JAKK) today reported financial results for the third quarter ended September 30, 2016.

Third Quarter Overview:

  Net sales totaled $302.8 million;
  Gross margin was 31.4%;
  Operating margin was 11.4%;
  Net income was $30.6 million, or $0.82 per diluted share;
  Inventory levels declined 8% year-over-year.

Third Quarter 2016 Financial Results

Net sales for the third quarter were $302.8 million compared to $337.0 million in the third quarter of 2015. The decline was due to the suspension of shipments by JAKKS to a major U.S. customer, the negative impact of the Brexit vote and subsequent devaluation of the British pound, a timing lag in international sales caused by shifting to direct-to-retail distribution, and lower-than-expected sales of some movie-licensed products.

Gross margin in the third quarter was 31.4%, up modestly from 31.0% last year as a result of continuing margin expansion efforts, partially offset by product mix shifts and the deleveraging effect of the decline in sales. Operating margin was 11.4%, down from 13.2% last year due to the sales decline and the deleveraging of fixed costs.

Reported net income attributable to JAKKS Pacific for the third quarter of 2016 was $30.6 million, or $0.82 per diluted share, which includes an aggregate of charges of $4.2 million, or $0.07 per diluted share, related to the resolution of prior litigation and multi-year license audit. This compares to net income attributable to JAKKS Pacific of $45.8 million, or $1.12 per diluted share, in the same year-ago quarter, which includes non-cash income of $5.6 million, or $0.09 per diluted share, related to the reversal of previous earn-out accruals from our 2012 acquisition of Maui Toys. Adjusted EBITDA for the third quarter was $42.8 million, down from $52.5 million in the year-ago quarter due to the sales decline. See note below on “Use of Non-GAAP Financial Information.”

Management Commentary

“In the third quarter, most of our product lines performed as expected,” said JAKKS Pacific Chairman and CEO Stephen Berman, “but we made the decision to suspend sales to a major U.S. customer that is experiencing challenges. In addition, the negative impact of the Brexit vote and the subsequent sharp drop in the value of the British pound decreased the purchasing power of our customers. The expansion of our direct-to-retail international sales network also caused sales to be recognized later in the year. Finally, we faced pressure from disappointing sell-through of some licensed product lines tied to motion pictures which did not meet expectations. Our gross margins, however, were relatively in line with our internal forecast.”

“Domestically,” Berman continued, “we saw strong consumer demand during the quarter for Tsum Tsum and Gift ‘ems collectibles, Nintendo figures and plush, and Disney Princess products. We have strong expectations for fourth quarter sales of several Disney properties, including Pixar’s Moana movie-inspired toys, Elena of Avalor dolls and role play toys, the Frozen Northern Lights Elsa doll, and Star Wars Rogue One Big-Figs™. Many of our key driver toys, such as the Gift ‘ems Hotel & Spa, Disney Princess Belle Tea Cart, Frozen Northern Lights doll, Elena of Avalor Light Up dress, Scepter and Guitar role play toys have already received top industry awards and been featured on lists of 'hot holiday toys' compiled by various industry experts.”

“Looking ahead to 2017,” concluded Berman, “we currently expect to see revenue growth coming from three areas. First, our existing core business should continue to benefit from the introduction of exciting new products based on owned IP as well as licenses, and the continued expansion into new geographies. Second, we recently announced the acquisition of C’est Moi, a new and rapidly growing maker of skin care and makeup products aimed at kids engaged in the performing arts. Third, we have launched Studio JP, a joint venture with our Chinese distribution partner Meisheng Culture & Creative Corp., to produce high-quality, animated content based on owned IP. All three areas are part of our ongoing effort to add faster growth and higher margin sources of revenue to our sales mix. We have just finished our fall 2017 toy preview with customers from around the world, and we are also encouraged by the positive response to both our spring and fall product lines.”

Working Capital

As of September 30, 2016, the Company’s working capital was $247.6 million, including cash and cash equivalents and restricted cash of $48.2 million, compared to working capital of $271.6 million, including cash and cash equivalents and restricted cash of $81.2 million at September 30, 2015.

Revised 2016 Outlook

The Company has revised its previously issued outlook for 2016, which had anticipated net sales of approximately $800.0 million, earnings of approximately $0.78 per diluted share and Adjusted EBITDA of approximately $65.0 million. For the full year 2016, the Company now expects net sales to grow by 1% to approximately $755.0 million with earnings to approximate $0.56 per diluted share and Adjusted EBITDA to grow by 4% to approximately $53.0 million. By comparison, net sales in 2015 were $745.7 million with earnings of $0.71 per diluted share and Adjusted EBITDA of $50.9 million. Reflected in the revised guidance is gross margin for the full year of 31.8%, down slightly from our prior outlook of 32.0%.

Share Repurchase

During the third quarter, the Company repurchased 172,751 shares of its common stock at an aggregate cost of $1.5 million, or an average of $8.69 per share, bringing the total amount returned to shareholders through stock and convertible note repurchases to $29.3 million under the $30.0 million program authorized in June of 2015.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call Live Webcast

JAKKS Pacific will webcast its third quarter earnings call at 9 a.m. Eastern Time/6 a.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under Presentations at least 10 minutes prior to register, download and install any necessary audio software.

A replay of the call will be available on JAKK’s website approximately one hour following completion of the call through November 3, 2016, ending at 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time. The playback can be accessed by calling 888-843-7419 or 630-652-3042 for international callers, passcode “43551093” for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include BIG-FIGS™, XPV®, Max Tow™ and Friends, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®, as well as a wide range of entertainment-inspired products featuring premier licensed properties. Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

© 2016 JAKKS Pacific, Inc. All rights reserved.

Forward-Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2016	2015
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$45,475	$102,528
Restricted cash	2,687	-
Accounts receivable, net	272,257	163,387
Inventory, net	75,064	60,544
Income taxes receivable	23,435	24,008
Prepaid expenses and other	27,761	31,901
Total current assets	446,679	382,368

Property and equipment	125,422	112,088
Less accumulated depreciation and amortization	102,724	93,653
Property and equipment, net	22,698	18,435

Goodwill	43,462	44,199
Trademarks & other assets, net	40,284	47,618
Investment in DreamPlay, LLC	7,000	7,000
Total assets	$560,123	$499,620

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$159,935	$89,067
Reserve for sales returns and allowances	16,379	17,267
Income taxes payable	22,791	21,067
Total current liabilities	199,105	127,401

Long term debt, net	207,933	209,166
Other liabilities	5,210	5,155
Income taxes payable	2,325	2,199
Deferred tax liability	2,265	2,293
Total liabilities	416,838	346,214

Stockholders' equity:
Common stock, $.001 par value	20	21
Additional paid-in capital	177,326	194,743
Treasury stock	(24,000)	(28,322)
Retained earnings (accumulated deficit)	5,437	(3,391)
Accumulated other comprehensive loss	(16,077)	(10,051)
Total JAKKS Pacific, Inc. stockholders' equity	142,706	153,000
Non-controlling interests	579	406
Total stockholders' equity	143,285	153,406
Total liabilities and stockholders' equity	$560,123	$499,620

Working Capital	$247,574	$254,967

JAKKS Pacific, Inc. and Subsidiaries
Third Quarter Earnings Announcement, 2016
Condensed Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In thousands, except per share data)		(In thousands, except per share data)

Net sales	$302,791	$337,027	$539,577	$582,334
Less cost of sales
Cost of goods	159,127	181,191	286,120	317,030
Royalty expense	43,296	46,752	73,829	79,066
Amortization of tools and molds	5,435	4,755	8,712	7,244
Cost of sales	207,858	232,698	368,661	403,340
Gross profit	94,933	104,329	170,916	178,994
Direct selling expenses	23,547	22,725	43,998	38,826
Selling, general and administrative expenses	34,203	34,352	99,236	95,771
Depreciation and amortization	2,770	2,624	8,185	6,976
Income from operations	34,413	44,628	19,497	37,421
Other income (expense):
Income from joint ventures	-	60	861	1,744
Other income	207	5,642	282	5,642
Interest income	12	16	46	51
Interest expense	(3,020)	(3,107)	(9,466)	(9,187)
Income before provision for income taxes	31,612	47,239	11,220	35,671
Provision for income taxes	1,083	1,375	2,219	3,115
Net income	30,529	45,864	9,001	32,556
Net income (loss) attributable to non-controlling interests	(83)	19	173	(28)
Net income attributable to JAKKS Pacific, Inc.	$30,612	$45,845	$8,828	$32,584
Earnings per share - basic	$1.91	$2.47	$0.53	$1.72
Shares used in earnings per share - basic	16,044	18,559	16,561	18,929
Earnings per share - diluted	$0.82	$1.12	$0.36	$0.89
Shares used in earnings per share - diluted	39,504	42,562	39,916	42,737

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA (Unaudited)

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring charges incurred, primarily related to reorganization expenses and certain non-cash charges for restricted stock compensation expense. Adjusted EBITDA is not a recognized financial measure under GAAP, but we believe that it is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure Adjusted EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of Adjusted EBITDA by other comparable companies as a measure of performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,		Full Year Outlook	Twelve Months Ended December 31,
	2016	2015	2016	2015	2016	2015
	(In thousands)		(In thousands)		(In thousands)	(In thousands)

Net income	$30,529	$45,864	$9,001	$32,556	$15,313	$23,170
Income from joint ventures	-	(60)	(861)	(1,744)	(861)	(2,761)
Other income	(207)	(5,642)	(282)	(5,642)	(282)	(5,642)
Interest income	(12)	(16)	(46)	(51)	(62)	(62)
Interest expense	3,020	3,107	9,466	9,187	12,666	12,402
Provision for income taxes	1,083	1,375	2,219	3,115	3,321	3,423
Depreciation and amortization	8,205	7,379	16,897	14,220	21,283	18,860
Restricted stock compensation expense	170	507	1,254	1,451	1,622	1,559

Adjusted EBITDA	$42,788	$52,514	$37,648	$53,092	$53,000	$50,949

CONTACT:
JAKKS Pacific
Sara Rosales Montalvo, 424-268-9363
Senior Vice President, Communications
or
Joel Bennett, 310-455-6210
Executive Vice President / CFO
or
Liolios
Sean McGowan, 949-574-3860
Managing Director
JAKK@liolios.com